UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
eLong, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Xingke Plaza, Tower B, Third Floor
Cayman Islands	10 Middle Jiuxianqiao Road	Not Applicable
(State or Other Jurisdiction of	Beijing 100015, People’s Republic of China	(I.R.S. Employer
Incorporation or Organization)	(Address of Principal Executive Offices	Identification No.)
Including Zip Code)
eLong, Inc. 2009 Share and Annual Incentive Plan
(Full Title of the Plan)
CT Corporation System
111 Eighth Avenue
New York, NY 10011
(Name and Address of Agent For Service)
(212) 894-8641
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (1)(2)	Per Share	Offering Price	Fee (3)
Ordinary Shares, par value US$, $0.01 per share	1,389,582	$6.815 (4)	$9,470,001	$1,099.47
Ordinary Shares, par value US$, $0.01 per share	1,610,418	$9.935 (5)	$15,999,503	$1,857.54
Total	3,000,000	N/A	$25,469,504	$2,957.01

(1)	This Registration Statement registers the issuance of 3,000,000 Ordinary Shares of eLong, Inc., par value US $0.01 per share, issuable under the eLong, Inc. 2009 Share and Annual Incentive Plan, as amended. These shares may be represented by the Registrant’s American Depositary Shares, each of which represents two ordinary shares. American Depositary Shares issuable upon deposit of the securities registered hereby have been registered under a separate Registration Statement on Form F-6 (No. 333-119617), as amended, filed with the Commission on October 8, 2004.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(3)	Calculated by multiplying US$0.00011610 by the proposed maximum aggregate offering price.

(4)	Such shares are issuable upon the exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h)(1), the maximum aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised. The offering price per share set forth for such shares is the exercise price per share at which such options are exercisable.

(5)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of ADSs of the Registrant on The Nasdaq Global Market on June 22, 2011, each ADS represents two ordinary shares.

EXPLANATORY NOTE
We are filing this registration statement to register an additional 3,000,000 Ordinary Shares of eLong, Inc., par value US$0.01 per share for issuance under the eLong, Inc. 2009 Share and Annual Incentive Plan, as amended (the “2009 Plan”). The increase in the number of shares authorized for issuance under the 2009 Plan was approved by our Board of Directors on March 17, 2011. On May 11, 2010, we filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration No. 333-166722) (the “Prior Registration Statement”), registering 3,000,000 Ordinary Shares of eLong, Inc., par value US$0.01 issuable pursuant to the 2009 Plan.* Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by eLong, Inc. (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:
(a)	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2010, filed on June 29, 2011;

(b)	Reports of Foreign Private Issuer on Form 6-K, filed on February 18, 2011, February 22, 2011, May 20, 2011 and June 13, 2011;

(c)	The description of the Registrant’s ordinary shares and American Depositary Shares contained in its Registration Statement on Form 8-A (File No. 000-50984) filed with the Commission on October 13, 2004, which incorporates by reference the description of the Registrant’s ordinary shares set forth under “Description of Share Capital” and the description of the Registrant’s American Depositary Shares set forth under “Description of American Depositary Shares” in the Registrant’s Registration Statement on Form F-1 (No. 333-119606), as amended, filed on October 7, 2004; and

(d)	The description of the Registrant’s shares contained in the Registration Statement on Form F-6 (No. 333-119617), as amended, filed on October 8, 2004.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 20-F covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report.

*Note:	Due to a typographical error, the Prior Registration Statement listed the Ordinary Shares as having par value of US$0.001, rather than US$0.01.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Registrant will provide without charge to such person a copy of any and all Incorporated Documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to eLong, Inc., Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Beijing 100015, China, Attention: Legal Department; Telephone: +(8610) 5806-2288.
Item 6. Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Third Amended and Restated Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, but the indemnity does not extend to any matter in respect of any willful neglect or intentional malfeasance which may be attached to such person.
The Registrant maintains a directors and officers liability insurance policy for its directors and officers.
Item 8. Exhibits.
The Exhibits listed in the accompanying Exhibit Index, and are each filed as a part of, or incorporated by reference to, this Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People’s Republic of China on June 29, 2011.

eLong, Inc.
By:	/s/ Sami Farhad
	Name:	Sami Farhad
	Title:	Vice President & General Counsel
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Guangfu Cui, Mike Doyle, Sami Farhad and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 as well as any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of June 29, 2011.

Signature	Title

/s/ Guangfu Cui Guangfu Cui	Chief Executive Officer, Director (Principal Executive Officer)

/s/ Mike Doyle Mike Doyle	Chief Financial Officer (Principal Financial Officer)

/s/ Phillip Yang Philip Yang	Controller

/s/ Henrik Kjellberg Henrik Kjellberg	Director (Chairman of the Board)

/s/ Fernando Gil de Bernabé Fernando Gil de Bernabé	Director

Signature	Title

/s/ Thomas Gurnee Thomas Gurnee	Director

/s/ Dara Khosrowshahi Dara Khosrowshahi	Director

/s/ Dan Lynn Dan Lynn	Director

/s/ Jens Parkitny Jens Parkitny	Director

/s/ Cyril Ranque Cyril Ranque	Director

/s/ Michael Scown Michael Scown	Director

/s/ Xiaoguang Wu Xiaoguang Wu	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Bellevue, Washington on June 29, 2011.

By:	/s/ Burke F. Norton
	Name:	Burke F. Norton

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Conyers Dill & Pearman

23.1	Consent of Independent Registered Public Accounting Firm (Ernst & Young Hua Ming)

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1	Power of Attorney (contained in the signature pages hereto)

99.1	eLong, Inc. 2009 Share and Annual Incentive Plan, as amended (incorporated by reference to Exhibit 4.20 to the company’s Annual Report on Form 20-F filed with the Commission on June 29, 2011)